EXHIBIT 99.1

FOR IMMEDIATE RELEASE: NATIONAL DISTRIBITUTION

Care Concepts I, iBidAmerica Agree to Merge

Littleton, CO and Pompano Beach, FL - November 15, 2002 - Care Concepts I, Inc. (OTCBB: CCON), its principal shareholders, and iBidAmerica, Inc., have entered into a merger agreement in which privately-held IBID will become a wholly-owned subsidiary of Care, the companies announced today.

At closing, IBID will become a wholly-owned subsidiary of Care and all the shares of IBID's common stock will convert into an aggregate of 12,080,827 shares of Care common stock. In addition, the outstanding preferred stock of IBID shall be converted and, on the same terms and conditions, into an equivalent number of preferred stock of Care.

At the closing, the officers and directors of Care will resign and will be replaced by IBID's officers and directors.

The merger is conditioned on certain terms of closing being met, and there can be no assurances that the merger will be completed. It is anticipated that closing will occur by November 30.

IBID, a Florida corporation, is an International Advertising and Marketing Sales Promotion Company. The company's marketing program showcases local and national businesses on its internet website www.ibidusa.com. Products and services are featured in an auction format starting with an opening bid of about 30% percent of the retail value. Many of the auctions benefit local and national charitable organizations. IBID is active in South and Central Florida, while currently implementing its expansion into other metropolitan markets. Its executive offices are located in Pompano Beach, Florida.

Contact Information
Care Concepts I, Inc.: Earnest Mathis 303-794-9450 iBidAmerica, Inc.: Steve Markley, smarkley@ibidusa.net or Lacy Loar, lloar@ibidusa.net.

NOTE: This press release for Care Concepts I, Inc. and iBidAmerica, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Act of 1934, regarding events, conditions and financial trends that may affect the Companies' operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from expectations, which are subject to various risks and uncertainties as listed in Care Concepts I SEC filings. The forward-looking statements made herein are based on information presently available to the management of the Companies. The Companies assume no obligation to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.